Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
ORIX Corporation:

We consent to the use of our report dated May 8, 2003, with respect to the consolidated balance sheets of ORIX Corporation and its subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2003, and the related financial statement schedule, incorporated by reference into this Form F-3 registration statement and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to changes: (1) in the method of accounting for derivative instruments and hedging activities, (2) in the method of accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and (3) in the accounting for unamortized deferred credits and goodwill resulting from business combinations and equity method investments consummated prior to July 1, 2001.

/s/ KPMG

Tokyo, Japan
October 16, 2003